PRESS RELEASE

Firstbank Corporation 311 Woodworth Avenue Alma, Michigan 48801 NASDAQ Symbol: FBMI	Contacts:	Samuel G. Stone Executive Vice President and Chief Financial Officer Phone: (989) 466-7325

For Immediate Release January 20, 2006

FIRSTBANK CORPORATION
ANNOUNCES $10.0 MILLION ISSUANCE OF
TRUST PREFERRED SECURITIES

Alma, Michigan, January 20, 2006 — Firstbank Corporation (“Firstbank”) (Nasdaq: FBMI) today announced that it has raised $10.0 million through a private offering of trust preferred securities. The trust preferred securities were issued by a special purpose trust subsidiary as part of a pooled transaction.

The trust preferred securities will mature in 30 years and bear an initial fixed interest rate of 6.049% per annum, which was set at 1.27% over the five-year swap rate. Interest on the securities is payable quarterly and will remain at the fixed rate until April 7, 2011. Firstbank may redeem the trust preferred securities, in whole or in part, on or after April 7, 2011, or earlier under certain conditions.

The proceeds of the trust preferred offering qualify as Tier 1 capital for regulatory purposes up to 25% of total Tier 1 capital. “This offering provides the company with long term funding which not only supplements our regulatory capital, but also provides additional capital which can be used to enhance our capital management or for future growth opportunities,” stated Thomas R. Sullivan, Chief Executive Officer.

Firstbank expects to use the net proceeds from the offering for general corporate purposes, including paying down a line of credit. Firstbank had drawn on its line of credit to fund the acquisition of Keystone Community Bank. Firstbank has the ability at is discretion to purchase additional shares of its common stock in the open market pursuant to previously announced stock repurchase programs and to consider future acquisitions.

Firstbank Corporation, headquartered in Alma, Michigan is a six bank financial services company with assets of $1.1 billion and 39 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank — Alma; Firstbank (Mt. Pleasant); Firstbank — West Branch; Firstbank — Lakeview; Firstbank — St. Johns, and Keystone Community Bank.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the trust preferred securities.

The foregoing material may contain forward-looking statements. Firstbank cautions that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.